April 9, 2024

Board of Directors
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI 48951

Re:	Jackson National Life Insurance Company Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (Jackson Market Link Pro Advisory II) File No. 333-268101

Directors:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 3 of the Registration Statement on Form S-1 for the Individual Single Premium Deferred Registered Index-Linked Annuity (the "Contracts") to be issued by Jackson National Life Insurance Company.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.    Jackson National Life Insurance Company is duly organized and validly existing as an insurance company under the laws of the State of Michigan.

2.    Jackson National Life Insurance Company has the legal power and authority to create and issue the Contracts.

3.     Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract, which will be a binding obligation of the Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Very truly yours,

/s/ ALISON SAMBORN

Alison Samborn
Assistant Vice President
Insurance Legal & Product Development
Jackson® is the marketing name for Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).